Press Release	Source: Vitro Diagnostics, Inc.

Vitro Biopharma Responds to Recent Market Activity

Golden, Colorado—May 1, 2012—Vitro Diagnostics, Inc. (OTCQB: VODG), dba Vitro Biopharma, today responded to recent market activity concerning trading of VODG securities. The Company has become aware that an unaffiliated third party acting independently of the Company and without the prior knowledge of the Company released a promotional report regarding VODG on April 27, 2012 (http://www.dailypennystocks.com/vodg-stem-cells-without-ethical-problems/ ).  While the Company cannot be certain, it is a reasonable inference that this report resulted in significant and unusual trading volume and increased the stock price of VODG.

The Company categorically disclaims any prior knowledge of or responsibility for the publication of the report. The Company did not solicit or engage the preparation of this report and did not provide the author with any information in connection with the preparation of the report.  Further, the Company has no agreement, arrangement or commitment with the publisher of the report to pay any compensation for its preparation; and there exist no understandings related to any future activity on behalf of the Company.

About Vitro Diagnostics, Inc.

Vitro Diagnostics, Inc. dba Vitro Biopharma (OTCQB: VODG; http://www.vitrobiopharma.com), owns US patents for production of FSH, immortalization of pituitary cells, and a cell line that produces beta islets for use in treatment of diabetes.  Vitro also owns a pending international patent for generation of pluripotent stem cells. Vitro’s mission is “Harnessing the Power of Cells™” for the advancement of regenerative medicine to its full potential. Vitro operates within a modern biotechnology manufacturing, R&D and corporate facility in Golden, Colorado.  Vitro manufactures and sells “Tools for Stem Cell and Drug Development™”, including human mesenchymal stem cells and derivatives, MSC-Gro™ optimized media for stem cell self-renewal and lineage-specific differentiation.  Vitro recently formed a strategic alliance with HemoGenix®, Inc. (http://www.hemogenix.com/) to jointly manufacture and distribute LUMENESC™ and LumiSTEM™ quantitative assays for determination of stem cell quality, potency and response to toxic agents.

Safe Harbor Statement

Certain statements contained herein and subsequent statements made by and on behalf of the Company, whether oral or written may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements are identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, product research and development activities, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures.  Factors that could cause actual results to differ materially include, among others, acceptability of the Company’s products in the market place, general economic conditions, receipt of additional working capital, the overall state of the biotechnology industry and other factors set forth in the Company’s filings with the Securities and Exchange Commission.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

 Dr. James Musick

Chief Executive Officer

Vitro Diagnostics, Inc.

(303) 999-2130 Ext. 3

E-mail: jim@vitrodiag.com

Source: Vitro Diagnostics, Inc.